Exhibit 99.2

Renaissance Learning Inc.

First Quarter 2007 Earnings Conference Call

Moderator:  Mary Minch

April 17, 2007

5:00 p.m. ET

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to Renaissance Learning's <Company: Renaissance Learning Inc.; Ticker: RLRN; URL: http://www.renlearn.com> First Quarter Earnings conference call.  At this time everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time I would like to introduce to you the Chief Financial Officer, Mary Minch.  Please go ahead, Miss Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING INC.:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning.  I would like to welcome everyone to our first quarter conference call.  With me today is Terry Paul, our Chief Executive Officer and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the company's Securities and Exchange Commission filings including Forms 10-K and 10-Q.

I'll begin our call today with a review of the first quarter financial results and then Steve and Terry will provide some brief comments about our operations and external environment.  Following our comments we'll be happy to take your questions.

First quarter revenues of $26.7 million were down 14 percent from first quarter 2006 revenues of $31.1 million.  Net income, which included non-recurring pretax restructuring costs of approximately half a million dollars or a penny per share after tax, was $1.3 million compared to last year's first quarter net income of $3.5 million.  The prior year’s net income also included a one time charge primarily due to executive separation expenses of $1.9 million or $0.04 per share.  On a per share basis we earned $0.05 this quarter versus $0.12 one year ago.  The restructuring costs recorded in the first quarter of 2007 were primarily related to a partial reorganization of our product development resources which resulted in a reduction in staff and assets related to the laptop line.  Steve will discuss this further in a moment.

First quarter product revenues were down $3.6 million or 14 percent compared to the same period one year ago due to declines across all product lines.  Service revenues declined $800,000 or 14 percent primarily due to not holding a national conference in 2007.  Service revenues excluding national conference actually increased in the quarter.  Deferred revenue increased by approximately $500,000 this quarter.  In last year’s first quarter, deferred revenue declined by $2.6 million.  First quarter product gross margins were 82.9 percent, exactly the same as first quarter 2006 product gross margins.  Service gross margins were 42.5 percent, down from 51.6 percent in the first quarter of 2006.  The decrease was primarily due to personnel and infrastructure investments made for some of our remote and technical services and due to reduced pricing of our on-site training events.

Operating expenses were $18.3 million, down $400,000 from the first quarter of 2006.  Product development expenses were up nearly $900,000 due to the one time restructuring costs of approximately $500,000 that I mentioned earlier and due to increases in personnel expenses.

Selling and marketing expenses were unchanged from a year ago.  Increases in selling expenses due to the sales force expansion, were offset by reduced advertising and direct mail expenses as a result of a more focused direct marketing approach.

General and administrative expenses were down approximately $1.4 million, primarily related to the executive separation expenses recorded in the first quarter of last year.

Operating cash flow of $2.6 million was approximately twice the net earnings for the quarter.  Cash and investments totaled $30.7 million, up $600,000 from year end due to the operating cash flow, partially offset by $1.5 million in dividend payments and about $200,000 used to repurchase 13,000 shares of stock in the quarter.

Accounts receivable collections and agings remain strong with day’s sales outstanding at 35 days.

Now I'll turn it over to Steve to provide additional comments.

STEVE SCHMIDT, PRESIDENT, CHIEF OPERATING OFFICER, RENAISSANCE LEARNING INC.:  Thank you Mary.  First quarter financial results excluding the one time cost were similar to the trailing fourth quarter 2006 results.  First quarter is historically not our strongest quarter and there were several events in Q1 last year that make the comparisons more difficult this year.  As Mary mentioned, we did not hold a national conference this year as we did in first quarter 2006.  In addition we ran an end of life promotion on the AS3000 laptops in the first quarter of 2006 that drove our AlphaSmart laptop revenues up in that period.  Despite these financial results, we continue to see signs that our strategies are working and we remain confident that future results will improve.

Reading orders continued to be strong and the interest in the Enterprise version of our software continues to be healthy as well.  This is reflected in the continued expansion of our Renaissance Place platform where we now have at least one Renaissance Place product in 16,500 schools, an increase of 1,500 schools in the first quarter.  There are, however, some short term negative impacts associated with this customer response to Enterprise.  We’re finding that customers who are considering implementing Enterprise in the next school year are delaying quiz purchases that they otherwise would make.  In addition as these customers convert to Enterprise the revenue is then recognized over the subscription period in contrast to quiz sales, which are immediately recognizable.  In the long run the Enterprise subscription model is superior for several reasons.  First, it generates more revenue per customer.  Second, we anticipate it will help us accelerate the number of schools adopting AR and there is some evidence that this is already happening because for the first time in several years, the number of new AR customers grew in the first quarter compared to the prior year.  A third advantage of the subscription model is it creates a more predictable and reliable revenue stream.

The growth of reading and math subscription revenue as a percent of total software revenue continues to improve.  It was four percent in 2005, 12 percent in the full year of 2006 with the second half of 2006 much higher than the first half and is up to over 20 percent in the first quarter of 2007.  The number of new math customers also continues to grow, though not yet at rates sufficient to improve year-over-year order dollars.  It is important to note, however, that math orders are declining at a slower rate and math orders this quarter showed the lowest rate of decline in 13 quarters.  We continue to believe that Enterprise will be pivotal in spurring future growth in this product line.  Many of our customers have told us that they plan to adopt Math Enterprise once they have fully implemented Reading Enterprise.

AlphaSmart laptop sales continued down but revenues declined only six percent this past quarter versus last year, compared to declines of 18 percent in the fourth quarter of 2006 and 38 percent in the third quarter of 2006.  This trend is especially encouraging because as I mentioned earlier we ran a promotion on the AS300 laptops in late 2005 and the first quarter 2006 which drove up sales of laptops in those periods, making for more challenging comparables.

Mary mentioned the restructuring costs that we recorded in the first quarter related to our laptop line.  For competitive reasons we can’t disclose details about our specific product plans but as we discussed last quarter there are several development projects that we hope to announce later in 2007.  The restructuring costs relate to a modest change in tactical direction which does not affect our objectives or strategic plans but resulted in a write-off of certain assets and an adjustment to staffing.  We expect these changes will result in annual operating cost savings of about $1 million.  We are now sourcing Neo laptops from China and although this will cause us to carry higher inventory it will contribute to improved laptop profit margins in the quarters ahead.  Customer acceptance and satisfaction for AlphaSmart laptops remains strong and we believe that with our future product plans and refocused sales team we’ll continue to make solid progress on the laptop line.

At this point I’ll turn it over to Terry who will discuss some of the national issues affecting our business.  Terry.

TERRY PAUL, CHIEF EXECUTIVE OFFICER RENAISSANCE LEARNING INC.:  Thank you Steve.  Steve just provided an update on the progress we have made to turn Renaissance around.  While the evidence for the turnaround at this point is not huge, there are reasons to be optimistic.  First, as Steve has pointed out the internal trends are there and they point up.  Second, there are also some positive national trends.  It is the national situation that I would like to address.

When No Child Left Behind was passed in 2001 we thought it would be positive for our business.  NCLB stresses assessment and scientifically proven products.  As the leading provider of computerized assessment products, with 180 independent scientific research studies showing our products work, we match up perfectly with NCLB goals.  What we did not anticipate was that ideology and politics, not science, would control how the US Department of Education administered NCLB.

There are three Department of Education policies, each ideologically and politically motivated, that have turned what should have been a positive for us into a negative.  It is US Department of Education policy to discourage teachers from allowing students to read books in school.  The Department believes that students learn primarily through direct instruction.  Essentially, if the teacher is not talking, students are not learning.  We estimate the Department’s position has lead to a nationwide decline in student book reading of 15 to 20 percent.  Less book reading will cause reading ability nationwide to decline.  Besides hurting kids, we believe the US Department of Education’s position against book reading has hurt accelerated reader sales, though it’s impossible to measure by how much.  Fortunately, many districts and teachers have ignored the Department’s edicts.

Another of the Department’s major concepts on how to improve student achievement is to rely primarily on annual high stakes tasks coupled with threats of teacher firings to motivate teachers to do a better job.  We do not make high stakes tests.  Instead, all our products AR, AM, Star are the low stakes type called formative assessments.  A third problem is the Department selected several favored companies to receive the bulk of the billions of federal and state dollars available.  I guess it goes without saying Renaissance Learning was not one of those companies.  Now that’s the bad news.  The good news is that the US Department of Education’s practice of directing money to favored companies has recently been exposed by the US Inspector General and Congressional investigations.  Feature articles have appeared in all major newspapers detailing the Department’s favoritism and mismanagement of No Child Left Behind and Reading First.  Both Republicans and Democrats are upset about this.

We expect when the dust settles there will be a more balanced, less intrusive, scientific approach to administering federal education laws and a more positive trend for us.  More students will be allowed, perhaps even encouraged, to read books again, which means that AR will be let back into more classrooms.  There will be a strong movement, already evident, away from primary reliance on annual high stakes tests.  What many policy level people are talking about is the need for more formative assessments of the type we make.  The annual high stakes test will not be thrown out but the threats to teachers will be softened and we expect more money will go into purchasing formative assessment products.  It’s unfortunate that we’ve had to live through six years of unscientific policy, but at least it is turning around.

In conclusion, the current financial results are not by any means acceptable; however, the internal and external trends support optimism that our strategies will pay off with improved financial results in the future.  Now Mary, Steve and I would be happy to answer any questions that you have.

OPERATOR:  Once again that’s star, one to pose a question.  If you’d like to pose a question, please press star then one on your touchtone phone at this time.

Our first question is coming from Ted Bade, One Fifty LLC.  Please go ahead.

TED BADE, ONE FIFTY LLC:  Oh hi guys, just a couple of quick questions, the first being, regarding the product revenue for the quarter.  You guys declined across all products.  When do you see that reversing course?  At least next quarter should we expect some gains, you know, sequentially.

STEVE SCHMIDT:  That’s definitely the goal Ted, is that with the transition to the subscription model we need to see orders accelerate first and because those orders are primarily deferred it will take longer for the revenue recognized to catch up.  But yes we should see improved results going forward.

TED BADE:  And to track your guys progress what are the important metrics you’d point us towards.

STEVE SCHMIDT:  Well some of them we mentioned on the call already, the percentage of subscription revenue; the increase in deferred revenue is important.

TED BADE:  OK.

STEVE SCHMIDT:  Those are a couple anyway.

TED BADE:  OK, sure and you guys mentioned you repurchased 13,000 shares, I forgot the amount of money you spent on that.

MARY MINCH:  We spent about $200,000 Ted.

TED BADE:  $200,000.  I’m trying to think, is inventories as a result of sales being lackluster in the quarter?

MARY MINCH:  That and Steve mentions the move to source our laptops from China, which has caused us to carry a bit more inventory.

TED BADE:  OK, great.  And then lastly, your subscription model that you switched, you said people are choosing to defer until, is it next school year or next calendar year?

STEVE SCHMIDT:  It’s more the accounting for the subscription model Ted.  When we take an order for subscription, we recognize the revenue over the subscription period.

TED BADE:  OK.

STEVE SCHMIDT:  So it doesn’t hit the P&L as quickly as the former model when we recognized the order when it was shipped.

TED BADE:  OK, great, thank you.

OPERATOR:  Thank you.  Your next question comes from Steve Sharkey of Flat Creek Investors.  Please go ahead.

STEVE SHARKEY, FLAT CREEK INVESTORS:  Steve, just to follow up on that last question, I think you said that the customers who are considering Enterprise are deferring quiz purchases but presumably they’re looking at subscribing to the product in the coming school year, i.e. in this calendar year.

STEVE SCHMIDT:  Yes.

STEVE SHARKEY:  Is there any way to quantify the impact that moving more of the revenues to the subscription model the Enterprise revenue have relative to what you’d be getting if the schools were just doing outright license.

STEVE SCHMIDT:  Yes we look at that in quite a bit of detail Steve and of course it depends on the customer that the customers that are in maintenance mode on their quizzes.  The subscription generates definitely more revenue in some cases for the early adopters who otherwise might be purchasing a lot of quizzes.  In the first year or so they may spend more under the old model but the Enterprise model soon catches up to that.  So as I mentioned in the comments the subscription model will ultimately generate more revenue and provides more value to the customer too because they have access to all 110,000 quizzes which is a great benefit to them.

STEVE SHARKEY:  Right, right and I think all that makes sense.  I just wondered if there was a way to you know, if revenues were down by several million dollars in the category if you could say that the orders are actually up, it’s just that, and over time the aggregate revenues we receive will be higher but they’re down as a function of the customers opting for the subscription model as opposed to licensing the product.

STEVE SCHMIDT:  We can definitely look at that.

STEVE SHARKEY:  OK.  That might be helpful if you could, and just the last thing Mary, I’m sorry I missed the, what was cash flow from operations?

MARY MINCH:  2.6 million, Steve.

STEVE SHARKEY:  OK. Great, thank you.

OPERATOR:  Once again, if you would like to pose a question, please press star, then the number one on your touchtone phone at this time.

Thank you.  Your next question comes from Jerry Herman from Stifel Nicolaus.  Please go ahead.

JERRY HERMAN, STIFEL NICOLAUS:  Good afternoon everybody.

STEVE SCHMIDT:  Hi Jerry.

JERRY HERMAN:  I was dropped off a couple of times so I apologize if these questions have been asked.  Have you guys quantified the order increase on - you mentioned that the orders on reading products were showing improvement.  Can you maybe quantify just how much that improvement has been?

MARY MINCH:  We don’t typically talk about orders by product lines, Jerry, but we can tell you that overall Renaissance Learning without AlphaSmart we were actually down in orders for the quarter by about four percent.

JERRY HERMAN:  With reference to the reading and math business being up for the first time in several years and I was just wondering what you were talking about there.  Were you talking about the combination of the two, were you talking about orders, were you talking about revenue, what was that?

STEVE SCHMIDT:  We were referencing the new schools that adopted Accelerated Reader and Accelerated Math and we weren’t - talking aggregate new schools for both Accelerated Reader and Accelerated Math were up.  That’s a really good sign because we hadn’t seen that for quite some time.

JERRY HERMAN:  The number of new schools that you folks are working with this quarter versus last year in the first quarter, I realize that isn’t a very seasonally important time of the year but it looks like the number was bigger a year ago.  Is that attributable to some of the things that Terry referenced earlier on?

MARY MINCH:  We talk about that number, Jerry, in the aggregate so when we say 500 new schools we don’t double count the math and reading customers per se, but when we separate it out there’s been an increase.

JERRY HERMAN:  Also, in revenue year-over-year without AlphaSmart, your reference to quizzes and customers opting to package those quizzes with the Enterprise product, can you maybe give us a little bit more color just in terms of that impact was in the quarter?

STEVE SCHMIDT:  I’m not sure what you’re asking, Jerry, could you repeat the question.

JERRY HERMAN:  Well, if the quizzes were being delayed, that quiz purchases were being delayed because their customers are opting for the use of quizzes in the subscription model therefore driving quiz sales down.  I’m assuming is what you said.

STEVE SCHMIDT:  Yes, right.

JERRY HERMAN:  And I’m wondering just how large of an impact that had in the first quarter.

STEVE SCHMIDT:  It doesn’t have a huge impact balanced against the orders for the Enterprise product.  Where we run into a decline is that the orders for the Renaissance product are then deferred and so it really gets back to the deferred nature of the subscription product that we are selling now that’s causing the majority of the decline in the revenues.

TERRY PAUL:  Excuse me.  There is the effect of just the decision process.  I mean the moving to the subscription model has made the decision process for the schools more difficult because it’s moved the decision up to a higher level and delayed and so some schools are saying I don’t know if I want to purchase quizzes when we’re looking at moving to subscription.  So it’s all part of that transitional issue that we have right now.

JERRY HERMAN:  This product is packaged with the subscription product, is that right?  You offer quizzes under the subscription product so they’re not.

STEVE SCHMIDT:  The subscription allows access to all 110,000 quizzes.

JERRY HERMAN:  OK.  That’s good.  I know you guys have done a lot of work with AlphaSmart, have changed that business a lot.  You guys have talked about the opportunities to develop new products with those.  It seems to be taking quite long.  Is that because of the market, is that because of greater challenges than you thought, or is that just totally inaccurate?

TERRY PAUL:  Well I think it has taken longer than we thought.  We would have hoped to have had a product out by now and I think it’s both.  I wouldn’t say so much a question of difficulty as making sure that the product we bring out is the right fit for the market so, and that’s really what the change and the restructuring was about, is we thought we could come up with a better fit for the market and potentially sooner than the path that we were on.  So some of it is just part of the decision process as opposed to the difficulty of making the product but both enter into the equation.

OPERATOR:  Mr. Herman, does that answer your question sir?

JERRY HERMAN:  Yes.

OPERATOR:  Thank you.  Your next question is coming from Cory Johnson of Kingford Capital.  Please go ahead.

CORY JOHNSON, KINGFORD CAPITAL:  Hi guys, thanks for taking my question.   You mentioned writing down some things as a company that’s restructuring. I see goodwill going up.  Can you explain that?

MARY MINCH:  Goodwill in the quarter just went up for reasons related to taxes or exchange rate issues, no other issues.

CORY JOHNSON:  Do you expect then that whatever write downs will be necessary for goodwill, because obviously AlphaSmart has not gone as you guys had planned when you did the acquisition.  Do you think there are further write downs of goodwill that we’re looking at?  I mean what would the timing of such things be?

MARY MINCH:  Well, as you know Cory, accounting standards require that we take a look at that at least annually and record a write down if the long term value of the business is impaired.  We’ve commented in the past with regard to some of the execution issues that we’ve had, especially with the sales team and the sales pipeline, but despite those sort of historic challenges we are pretty optimistic about the future of the product line.  So we did do the annual test at the end of 2006 and it didn’t indicate any impairment.

CORY JOHNSON:  So, that test is at the end of the year, because the stock is still trading at 29 times earning, it’s priced as a growth stock.  When do you start growing?  Do you think this is a very worst of it here or do you think we’ve got a couple more quarters to really slug it out before we see a turnaround?

STEVE SCHMIDT:  We’ve typically not provided that type of guidance Cory.  We’re certainly optimistic on generating and achieving improved results going forward but we’re not going to call the precise turning point.

CORY JOHNSON:  You don’t see a bottom quite yet, is what you’re saying.

STEVE SCHMIDT:  I didn’t say that.  I said that we don’t provide guidance on when we would expect to see a material change.

CORY JOHNSON:  I’m just trying to figure out what’s different now, respectfully, but what’s different now from what we heard a year ago when there was optimism too but things continued to get worse.

TERRY PAUL:  I think what’s different is there are a lot of differences which we have reviewed in the past.  The sales force is different.  We’ve significantly increased the number of people that we are, have on the phones selling and also in the field.  I think we’ve indicated it’s about a 40 percent increase.  Now you add sales people, those sales people and the restructuring of the sales department was done in September and so you don’t get an immediate effect from that but we’re confident that that will have a substantial effect as we go forward.

We’ve talked about the subscription model.  It takes longer for people to decide on that but the subscription model in terms of the revenue that it produces per school per student is higher than the previous model and it’s higher in terms of the revenue we get.  It’s better in terms of the value that the schools get but there’s no question that it takes time for that to happen but there’s been a lot of changes, a lot of strategic changes, including in the laptop line.  So yes, I agree, it’s taking longer and it’s harder and I’m disappointed too that we haven’t seen a major up tick.  I would say that I think the next two quarters are critical to the working of our strategic initiatives.

CORY JOHNSON:  I appreciate that, by the way, thank you.  In terms of the sales force being different and bigger, is the pay structure for the sales force different?  Can you describe how that works now and maybe contrast it to the past.

TERRY PAUL:  Yes, we’ve added more incentives, more commission to both inside and outside.  We’ve restructured the plan so that it is clearer.  The sales people get commission on more of the products so yes.

The big change has been a geographic, putting, creating geographic territories and then also pairing in many of the territories an inside person with an outside person so, but it terms of compensation, yes, there has been an increase, a significant increase in the compensation potential for our sales group.

CORY JOHNSON:  Maybe that also will weigh on SG. I know it has weighed on SG a little bit, but will have benefits in the long term.

TERRY PAUL:  Absolutely.  I think we have a pretty excited sales group.  I think they see a lot of improvements that, and so they’re anticipating that they’ll do better in the future.

CORY JOHNSON:  I appreciate the comments about the Department of Education and their messed up spending priorities.  Do you think that with a change of administration we would see or even if that might finally lead to a big turnaround?

TERRY PAUL:  I think the change is happening as we speak.  I mean I think that the pressure on the Department is such because of the investigations that they have to change their practices and their practices are being changed now.  They are being much more careful in how things are being awarded.  They are delegating more to states, which is good and what you would have expected Republicans to do in the first instance so, and I think they’re also conceding that their high stakes measurement system was misguided.  I mean the way that they measured student performance comparing a student this year to last year is unscientific, so now they are talking about growth models and also formative assessment.  So I think the changes will happen before - many changes are happening now, and will happen before a change in administration.  I don’t think we need a change in administration.  If the Republicans are elected I think they still are going to improve the administration of No Child Left Behind and education policy.

CORY JOHNSON:  OK.  Thank you very much, I really appreciate it.

OPERATOR:  You have a follow up question coming from Jerry Herman of Stifel Nicolaus.  Please go ahead.

JERRY HERMAN:  I have really two related questions.  Terry referenced that the revenue per student and revenue per school was actually up over the old products.  Can you maybe frame that or as part of that question maybe give us a feel for what the average size Renaissance Place contract looks like at this stage and does it look like they’re taking on more products on that platform.

TERRY PAUL:  We don’t give out that information.  Basically I think what we’ve said is about all we can say.  That is that the subscription model is better both on a per school and per student basis.

JERRY HERMAN:  Then it wouldn’t be tremendously competitive or sensitive?

TERRY PAUL:  I’m not sure.  What is that question?

JERRY HERMAN:  Is there a reason you don’t give out that metric, is there a reason?

TERRY PAUL:  Yes, I mean, one reason certainly is, are the marketing issues, yes.

JERRY HERMAN:  Give us an update on Read Now with Power Up and classroom response.

STEVE SCHMIDT:  Both of those products are making progress.  I think they have not met our expectations or their potential at this point and we are looking very hard at the sales channels and the sales methods and looking for ways to accelerate the ramp up in sales of those products.  In both cases we think we have an excellent product, perhaps the best on the marketplace, priced right, and we just have to find a way to be successful in selling them.

OPERATOR:  Mr. Herman does that answer your question?

JERRY HERMAN:  Yes.

OPERATOR:  Thank you.  Your next question is coming from Steve Sharkey of Flat Creek Investors.  Please go ahead.

STEVE SHARKEY:  You said the next two quarters are critical to your strategy or to your strategic initiative, something to that effect.  What exactly does that mean?  Does that mean internally you’ll know whether or not these new initiatives are working or it should become apparent in the financial results?

TERRY PAUL:  Yes, well I think you have to look at the external marketplace and the decision process of districts.  I mean they make their decisions this quarter and also at the beginning of the next quarter and so a lot of decisions are made that revolve around the budget process so, you know, we’re waiting for some subscription orders to come in and we think they will come in.  You know, everybody in the market tells us it is positive and I think it’s, you know,  I look at it and say, yes, I think the next two quarters are pretty critical to see just how these plans that we put in place last year at this time, or started to put in place. I mean they weren’t actually put in place but at least we put together a plan.  I think this is a, we’re coming to a pretty critical time in terms of seeing whether it’s all going to come together.  I think it will.

STEVE SHARKEY:  OK.  That color was helpful.  Thanks.

OPERATOR:  There appear to be no further questions.  I’d like to turn the floor back to Terry Paul for any closing comments.  Please go ahead.

TERRY PAUL:  Thank you.  We believe we have put in place the changes necessary to get the company growing again.  We are starting to see some positive internal and external trends, which cause us to be optimistic that we will have improved financial performance in the quarters ahead.  Thank you for joining us today and we'll talk to you again in July.

OPERATOR:  Thank you.  This concludes today's Renaissance Learning’s first quarter earnings conference call.  You may disconnect your lines at this time and have a wonderful evening.

END